This Form 4 is being filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisers Inc. (“FAI”), Franklin Private Client Group, Inc. (“FPCG”), Charles B. Johnson and Rupert H. Johnson, Jr. (collectively the “Reporting Persons”) with respect to securities of Issuer held in accounts for open-end investment companies and separate accounts managed by FAI and FPCG.  Except for certain de minimus positions held by FAI representing less than .001% in certain managed open-end investment companies owning securities of the Issuer, the Reporting Persons disclaim beneficial ownership of in a pecuniary interest in any securities of Issuer referred in this Statement.

FAI’s advisory clients are the owners of 3,907,612 shares of the Common Stock representing approximately 9.95% of the outstanding shares of Common Stock. Since FAI’s advisory contracts with its clients grant to FAI sole investment power over the securities owned by its advisory clients, FAI may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act (the “1934 Act”), the beneficial owner of the securities covered by this statement.

FPCG’s advisory clients are the owners of 727,454 shares of the Common Stock representing approximately 1.85% of the outstanding shares of Common Stock. Since FPCG’s advisory contracts with its clients grant to FPCG sole investment power over the securities owned by its advisory clients, FPCG may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act (the “1934 Act”), the beneficial owner of the securities covered by this statement.

FAI and FPCG are wholly owned subsidiaries of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders therefore may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI or its subsidiaries. FAI, FPCG, FRI and the Principal Shareholders each disclaim any economic interest or beneficial ownership in any of the securities covered by this Statement owned by advisory clients of FRI subsidiaries.

Furthermore, FRI, FAI, FPCG, and the Principal Shareholders are of the view that they are not acting as a “group” for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities held by any of them or by any persons or entities advised by FRI subsidiaries.